Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2027 First Quarter Results

•Q1 Revenue of $265.7 million up 6.5% versus prior year
•Q1 Organic sales growth of 3.2%, exceeding expectations
•Q1 Diluted EPS of $0.61; Adjusted Diluted EPS of $0.98, up versus prior year $0.95
•Q1 Cash from Operating Activities $70.8 million; Q1 Adjusted Non-GAAP Free Cash Flow of $83.7 million
•Closed the Breathe Right® and LaCorium acquisitions in June and July, respectively
•Raising fiscal 2027 outlook to include acquisitions; anticipate revenue of $1,290 to $1,315 million and Adjusted Diluted EPS outlook to $4.55 to $4.65

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-August 6, 2026-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its first quarter fiscal 2027 ended June 30, 2026.

“First quarter performance exceeded our sales and earnings expectations, helped by strength across multiple categories that more than offset a challenging consumer backdrop and Clear Eyes® variability. We were also pleased to close the Breathe Right® acquisition late in the quarter, which added an incremental $6 million in revenue and is positioned well for long-term growth. These strong business results generated robust record adjusted free cash flow in the first quarter, leaving us well positioned to rapidly deleverage in the quarters ahead,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

First Fiscal Quarter Ended June 30, 2026

Reported revenues in the first quarter of fiscal 2027 of $265.7 million increased 6.5% from $249.5 million in the first quarter of fiscal 2026 and increased 3.2% excluding the impacts of foreign currency and a $5.9 million contribution from the acquisition of Breathe Right® and its associated portfolio of brands. The revenue performance versus the prior year comparable period reflected strong organic growth in the Gastrointestinal and Dermatological categories as well as an increase in revenues associated with the acquisition of the Breathe Right® brand and its associated portfolio.

Reported net income for the first quarter of fiscal 2027 totaled $29.2 million, or $0.61 in earnings per diluted share, compared to $47.5 million, or $0.95 in diluted earnings per share, for the comparable period. On an adjusted non-GAAP basis first quarter fiscal 2027 net income totaled $46.5 million, or $0.98 in diluted earnings per share.

Adjustments to net income in the first quarter of fiscal 2027 included certain costs associated with acquisitions including integration, transition, purchase accounting, legal and various other costs, such as costs associated with improving and optimizing the acquired Pillar5 facility for increases in long-term capacity, and associated tax adjustments.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the first quarter of fiscal 2027 was $70.8 million, compared to $79.0 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the first quarter of fiscal 2027 of $83.7 million increased compared to $78.2 million in the prior year first quarter. The material increase in free cash flow was attributable to the timing of working capital.

The Company's net debt position as of June 30, 2026 was approximately $2 billion. Subsequent to the quarter, on July 15, 2026 the Company issued $400 million of new 6.25% senior notes due 2034 which replaced the same principal of senior notes previously due in fiscal 2028. The new notes extend the maturity of the amount to July 15, 2034 moving the Company’s closest debt maturity to 2031.

Segment Review

In the fiscal first quarter 2027, the Company established a new product category, Wellness, Sleep & Other, and renamed certain existing product categories to help best incorporate the brands acquired in the Breathe Right® transaction.

North American OTC Healthcare: Segment revenues of $226.2 million for the first quarter fiscal 2027 increased 6.4% compared to the prior year comparable quarter's segment revenues of $212.6 million. The revenue increase was broad-based and included strong organic sales growth in the Gastrointestinal, Dermatological, and Cough, Cold & Allergy categories, as well as an increase in the newly created Wellness, Sleep & Other category from the acquisition of the Breathe Right® brand.

International OTC Healthcare: Fiscal first quarter 2027 segment revenues of $39.5 million increased 6.9% compared to $37.0 million reported in the prior year comparable period. The revenue performance was primarily driven by a $1.4 million contribution from the acquisition of the Breathe Right® brand.

Updated Fiscal 2027 Outlook

Ron Lombardi, Chief Executive Officer, stated, “Our strong initial first quarter performance gives us momentum in both revenue and earnings for full-year fiscal 2027. Our consumption remains healthy for our leading, trusted brands, and we continue to emphasize our proven marketing tactics to succeed in a challenging consumer environment. In addition, our portfolio diversity and business attributes leave us well positioned to manage the continued volatile supply for Clear Eyes®.”

“We are very excited about our recently closed Breathe Right portfolio and LaCorium Health acquisitions in mid-June and July, respectively, and both bring strong long-term growth prospects. Breathe Right® is a category-defining, global brand in the attractive better-breathing space, where we expect to grow the category domestically while expanding the brand's international presence. LaCorium's Dermal Therapy® brand is a leader in therapeutic skin care in Australia, and we anticipate strong sales growth under the Prestige Consumer Healthcare business model, driven by category growth, innovation, and continued geographic expansion."

“We are raising our fiscal 2027 financial outlook for both revenue and EPS, entirely to account for the addition of these two businesses. These acquisitions add nearly 20% to our revenue base and we expect the acquisitions to become increasingly accretive to profitability and cash flow as we move past the near-term and begin to realize business synergies and our brand growth objectives,” Mr. Lombardi concluded.

	Initial Fiscal 2027 Outlook	Current Fiscal 2027 Outlook
Revenue	$1,100 to $1,121 million	$1,290 to $1,315 million
Organic Revenue Growth	+1.0% to +3.0%	+1.0% to +3.0%
Adjusted Diluted E.P.S.	$4.42 to $4.51	$4.55 to $4.65
Adjusted Free Cash Flow	$250 million or more	$270 million or more

First Quarter Fiscal 2027 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its first quarter fiscal 2027 results today, August 6, 2026 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "may," "will," "would," “believe,” “momentum,” "expect," “look forward,” "anticipate,” “increasingly,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and adjusted free cash flow; consumption trends; the expected impact of Breathe Right® and LaCorium Health acquisitions on the Company’s revenue and cash flow; and the Company’s ability to manage through the current environment through its business strategy and diverse product portfolio. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2026 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Breathe Right® nasal strips, Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, as well as Hydralyte® rehydration products and the Dermal Therapy® line of therapeutic skin care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2026	2025
Total Revenues	$265,710	$249,530

Cost of Sales
Cost of sales excluding depreciation	126,466	106,715
Cost of sales depreciation	3,056	2,484
Cost of sales	129,522	109,199
Gross profit	136,188	140,331

Operating Expenses
Advertising and marketing	34,668	34,937
General and administrative	43,303	28,456
Depreciation and amortization	5,697	5,182
Total operating expenses	83,668	68,575
Operating income	52,520	71,756

Other expense
Interest expense, net	13,945	10,203
Other expense (income), net	34	(224)
Total other expense, net	13,979	9,979
Income before income taxes	38,541	61,777
Provision for income taxes	9,364	14,311
Net income	$29,177	$47,466

Earnings per share:
Basic	$0.61	$0.96
Diluted	$0.61	$0.95

Weighted average shares outstanding:
Basic	47,462	49,475
Diluted	47,604	49,833

Comprehensive income, net of tax:
Currency translation adjustments	(1,310)	5,404
Total other comprehensive (loss) income	(1,310)	5,404
Comprehensive income	$27,867	$52,870

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2026	March 31, 2026

Assets
Current assets
Cash and cash equivalents	$89,127	$63,868
Accounts receivable, net of allowance of $19,916 and $18,187, respectively	187,355	191,920
Inventories	190,215	159,132
Prepaid expenses and other current assets	30,117	16,564
Total current assets	496,814	431,484

Property, plant and equipment, net	117,178	121,689
Operating lease right-of-use assets	26,040	27,780
Finance lease right-of-use assets, net	20,956	21,776
Goodwill	650,795	581,109
Intangible assets, net	3,243,358	2,299,605
Other long-term assets	13,432	10,870
Total Assets	$4,568,573	$3,494,313

Liabilities and Stockholders' Equity
Current liabilities

Current portion of long-term debt	10,450	—
Accounts payable	36,849	22,791
Accrued interest payable	18,015	15,578
Operating lease liabilities, current portion	7,010	6,910
Finance lease liabilities, current portion	2,699	2,656
Other accrued liabilities	78,783	72,989
Total current liabilities	153,806	120,924

Long-term debt, net	2,007,235	993,953
Deferred income tax liabilities	448,824	447,417
Long-term operating lease liabilities, net of current portion	19,129	20,955
Long-term finance lease liabilities, net of current portion	17,276	17,968
Other long-term liabilities	5,587	5,580
Total Liabilities	2,651,857	1,606,797

Total Stockholders' Equity	1,916,716	1,887,516
Total Liabilities and Stockholders' Equity	$4,568,573	$3,494,313

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2026	2025
Operating Activities
Net income	$29,177	$47,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,753	7,666
Loss on disposal of property and equipment	191	—
Deferred and other income taxes	193	5,827
Amortization of debt origination costs	465	442
Amortization of acquired inventory step-up	2,840	—
Stock-based compensation costs	3,994	3,682
Non-cash operating lease cost	2,090	1,947
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	3,450	27,343
Inventories	(2,828)	(4,441)
Prepaid expenses and other current assets	1,557	(10,946)
Accounts payable	13,403	2,756
Accrued liabilities	9,831	(813)
Operating lease liabilities	(2,095)	(1,916)
Other	(233)	—
Net cash provided by operating activities	70,788	79,013

Investing Activities
Purchases of property, plant and equipment	(3,703)	(838)
Acquisitions, net of cash acquired	(1,045,000)	—
Deposits for business acquisitions and other	(15,034)	(1,100)
Net cash (used in) investing activities	(1,063,737)	(1,938)

Financing Activities
Proceeds from issuance of Term Loan	1,045,000	—
Net (decrease) increase in line of credit	653	—
Payments of debt costs	(22,476)	—
Payments of finance leases	(576)	(608)
Proceeds from exercise of stock options	—	3,155
Fair value of shares surrendered as payment of tax withholding	(2,661)	(4,054)
Repurchase of common stock	—	(34,775)
Other	(1,486)	0
Net cash provided by (used in) financing activities	1,018,454	(36,282)
Effects of exchange rate changes on cash and cash equivalents	(246)	825
Increase in cash and cash equivalents	25,259	41,618
Cash and cash equivalents - beginning of period	63,868	97,884
Cash and cash equivalents - end of period	$89,127	$139,502
Interest paid	$11,379	$11,501
Income taxes paid	$1,988	$3,253

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2026
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$226,206	$39,504	$265,710
Cost of sales	110,265	19,257	129,522
Gross profit	115,941	20,247	136,188
Advertising and marketing	28,930	5,738	34,668
Contribution margin	$87,011	$14,509	$101,520
Other operating expenses			49,000
Operating income			$52,520
*Intersegment revenues of $0.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$212,578	$36,952	$249,530
Cost of sales	92,178	17,021	109,199
Gross profit	120,400	19,931	140,331
Advertising and marketing	28,954	5,983	34,937
Contribution margin	$91,446	$13,948	$105,394
Other operating expenses			33,638
Operating income			$71,756
* Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with acquisition and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus amortization of inventory fair value step-up, acquired facility remediation, period overhead and idle capacity costs.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA before amortization of inventory fair value step‑up, acquired facility remediation, period overhead and idle capacity costs and costs associated with acquisitions.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before amortization of inventory fair value step-up, depreciation of idle assets during remediation period, acquired facility remediation, period overhead and idle capacity costs, costs associated with acquisitions in General and Administrative Expense, and applicable tax impact associated with these items.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP free cash flow plus acquisition costs paid.
•Net Debt: Calculated as total principal amount of debt outstanding ($2,045,000 at June 30, 2026) less cash and cash equivalents ($89,127 at June 30, 2026). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended June 30,
	2026	2025
(In thousands)
GAAP Total Revenues	$265,710	$249,530
Revenue Change	6.5%
Adjustments:
Revenues associated with acquisition (a)	(5,945)	—
Impact of foreign currency exchange rates	—	2,086
Total adjustments	(5,945)	2,086
Non-GAAP Organic Revenues	$259,765	$251,616
Non-GAAP Organic Revenue Change	3.2%
(a) Revenues of our OTC Wellness Business acquisition are excluded for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North America and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended June 30,
	2026	2025
(In thousands)
GAAP Total Revenues	$265,710	$249,530

GAAP Gross Profit	$136,188	$140,331
GAAP Gross Profit as a Percentage of GAAP Total Revenue	51.3%	56.2%
Adjustments:
Amortization of inventory fair value step‑up	2,840	—
Acquired facility remediation, period overhead and idle capacity costs (a)	7,148	—
Total adjustments	9,988	—
Non-GAAP Adjusted Gross Margin	$146,176	$140,331
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	55.0%	56.2%

(a) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended June 30,
	2026	2025
(In thousands)
GAAP General and Administrative Expense	$43,303	$28,456
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	16.3%	11.4%

Adjustments:
Costs associated with acquisition (a)	12,823	—
Total adjustments	12,823	—
Non-GAAP Adjusted General and Administrative Expense	$30,480	$28,456
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	11.5%	11.4%

(a) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended June 30,
	2026	2025
(In thousands)
GAAP Net Income	$29,177	$47,466
Interest expense, net	13,945	10,203
Provision for income taxes	9,364	14,311
Depreciation and amortization	8,753	7,666
Non-GAAP EBITDA	$61,239	$79,646
Non-GAAP EBITDA Margin	23.0%	31.9%

Adjustments:
Amortization of inventory fair value step‑up	2,840	—
Acquired facility remediation, period overhead and idle capacity costs (a)	7,148	—
Costs associated with acquisitions in G&A (b)	12,823	—
Total adjustments	22,811	—
Non-GAAP Adjusted EBITDA	$84,050	$79,646
Non-GAAP Adjusted EBITDA Margin	31.6%	31.9%
(a) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(b) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended June 30,
	2026	2026 Diluted EPS	2025	2025 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$29,177	$0.61	$47,466	$0.95
Adjustments:
Amortization of inventory fair value step‑up	2,840	0.06	—	—
Depreciation of idle assets during remediation period (a)	70	—	—	—
Acquired facility remediation, period overhead and idle capacity costs (b)	7,148	0.15	—	—
Costs associated with acquisition in General and Administrative Expense (c)	12,823	0.27	—	—
Tax impact of adjustments (d)	(5,559)	(0.12)	—	—
Total adjustments	17,322	0.36	—	—
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$46,499	$0.98	$47,466	$0.95

(a) Represents depreciation expense recorded during the remediation period following the acquisition of Pillar5, during which certain production lines were not operating. Management believes this depreciation is not reflective of expected ongoing depreciation levels once the facility is fully remediated and operating at normal production levels.
(b) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(c) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(d) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of specific Non-GAAP performance measure.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended June 30,
	2026	2025
(In thousands)
GAAP Net Income	$29,177	$47,466
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	18,526	19,564
Changes in operating assets and liabilities, net of effects of acquisitions as shown in the Statement of Cash Flows	23,085	11,983
Total adjustments	41,611	31,547
GAAP Net cash provided by operating activities	70,788	79,013
Purchases of property and equipment	(3,703)	(838)
Non-GAAP Free Cash Flow	67,085	78,175
Acquisition and other costs paid	16,664	—
Non-GAAP Adjusted Free Cash Flow	$83,749	$78,175

Outlook for Fiscal Year 2027:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow and Projected Non-GAAP Adjusted Free Cash Flow:

(In millions)
Projected FY'27 GAAP Net cash provided by operating activities	$277
Additions to property and equipment for cash	(26)
Projected FY'27 Non-GAAP Free Cash Flow	251
Acquisition and other costs paid	19
Projected FY'27 Non-GAAP Adjusted Free Cash Flow	$270

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS (a):

	Low	High
Projected FY'27 GAAP Diluted EPS	$4.18	$4.28
Adjustments:
Costs associated with Pillar5 manufacturing optimization and integration	0.13	0.13
Costs associated with acquisitions of the Breathe Right portfolio and LaCorium Health	0.24	0.24
Projected FY'27 Non-GAAP Adjusted Diluted EPS	$4.55	$4.65

(a) The above reconciliation of this forward-looking non-GAAP financial measure only includes adjustments for Q1 2027 and does not include additional adjustments for the remainder of fiscal 2027. These future adjustments are highly uncertain, given the significant variability and difficulty in making accurate projections of the adjustments related to the Breathe Right portfolio and LaCorium Health acquisitions and the costs associated with Pillar5 manufacturing optimization and integration. As a result, the Company is unable to quantify those future adjustments, which are likely significant, without unreasonable efforts.